Exhibit 10.19

Aspen Group, Inc.
224 W 30th Street
Suite #604
New York, NY 10001

April 4, 2012

Mr. Patrick Spada	Mr. Kenneth Matheson
Higher Education Management Group, Inc.	232 Steves Lane
144 Vista Drive	Franklin Lakes, NJ 07417
Cedar Knolls, NJ 07927

Re:           Aspen Group Inc.

Dear Patrick and Ken:

This letter agreement (this “Agreement”) documents the transactions agreed upon by and among Aspen Group, Inc. (“Aspen”), Kenneth Mathieson (“Mathieson”), Higher Education Management Group, Inc. (“HEMG”) and Patrick Spada (“Spada”).  In consideration for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to the following:

1.           By April 10, 2012, Mathieson (and his assigns) shall purchase and HEMG shall sell to Mathieson (and his assignees) 400,000 shares of common stock of Aspen at a purchase price of $0.50 per share (for a total of $200,000). The purchase price shall be paid to HEMG upon the purchaser’s receipt of: (i) the original stock certificates representing the Series C Preferred Stock (“Series C”) which converted to common stock, (ii) an executed stock power with medallion guarantee transferring the common stock to the purchasers, and (iii) executed Stock Purchase Agreements with each purchase in the form annexed hereto (the “SPAs”). HEMG and Spada hereby certify to Aspen that they have the ability to and shall convey good title to the common stock free and clear of all liens.  Aspen shall reissue any shares of common stock representing excess shares from the stock certificates delivered by HEMG and deliver them to HEMG, except for the Additional Purchased Shares, as defined.  HEMG and Spada acknowledge that Aspen retained Action Stock Transfer Corporation as its stock transfer agent.

2.           Aspen shall guarantee that it will purchase at least 600,000 Additional Purchase Shares at $0.50 per share for an additional $300,000 (Three Hundred Thousand Dollars) within ninety (90) days from the date of this Agreement.  In addition, Aspen shall use its best efforts to purchase from HEMG and resell to investors another 1,400,000 shares of Aspen common stock (the 600,000 shares and 1,400,000 shares together, the “Additional Purchased Shares”) at a purchase price of $0.50 per share (for an additional $700,000).  The right to purchase the balance of the 1,400,000 shares shall expire at 6:00 pm New York time 180 days from the date of this Agreement. The obligations of Aspen hereunder are subject to each of the following clauses being fully complied with by Spada and HEMG:(i) the original stock certificates representing the Additional Purchased Shares, (ii) executed stock powers with medallion guarantees transferring the Additional Purchased Shares to Aspen or the transferees, and (iii) executed SPAs for each purchaser of the Additional Purchased  Shares, all being delivered to Aspen.  HEMG and Spada hereby certify to Aspen that they have the ability to and shall convey good title to the Additional Purchased Shares free and clear of all liens.

Mr. Patrick Spada
Mr. Kenneth Mathieson
April 4, 2012

3.           If HEMG and Spada fulfill their obligations specified in Paragraphs 1 and 2 above, Aspen hereby agrees to consent to additional private transfers by HEMG and/or Spada, of up to a total of 500,000 shares of Aspen’s common stock, on or before March 13, 2013 as long as the transferees agree to be bound by the lock-up agreement HEMG entered into on September 16, 2011.

4.           If Aspen and Mathieson fulfill their obligations specified in Paragraphs 1, 2 and 3 above, HEMG and Spada hereby agree as follows:

(a)
Neither HEMG nor Spada, nor any of their officers, directors or affiliates, will directly or indirectly, initiate any communications including any negative references or misrepresentations, whether oral, written or electronic regarding Aspen or the University to any individual, entity,  third party, any government agency including the United States Department of Education, any State agency regulating distance education and to any entity which accredits distance education including the Distance Education and Training Council concerning Aspen or its affiliates including Aspen University Inc. (the “University”), or any of their officers, directors or employees, except: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency or any accrediting entity; provided, however, that notice of receipt of such order, subpoena or inquiry shall promptly be delivered to Aspen, so that Aspen will have the opportunity to assert what rights it has to non-disclosure prior to any response to the order, subpoena or inquiry.

(b)
Neither HEMG nor Spada shall, directly or indirectly, commence any lawsuit, participate, cooperate or assist any person(s) or entity with respect to any claim, lawsuit, proceeding or action that they or any such person or entity may have against Aspen, except if an action, claim or suit is brought by the University, its officers and directors, or its affiliates against HEMG or Spada in which case HEMG and Spada may assert any counterclaim or cross-claim against the University.  Nothing shall prevent HEMG or Spada from testifying as a witness in any lawsuit or providing discovery to parties in any lawsuit.

(c)
Neither Aspen or the University,  nor any of their officers, directors or affiliates, will, directly or indirectly, initiate any communications including any negative references or misrepresentations, whether oral, written or electronic regarding HEMG, Spada and/or any other educational entity or affiliates of  HEMG or Spada to any individual, entity, third party, to any government agency including the United States Department of Education,  any State agency regulating distance education and to any entity which accredits distance education including the Distance Education and Training Council concerning Spada or HEMG or its affiliates, or any of their officers, directors or employees, except as may be required by law, including: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency or any accrediting entity; provided, however, that notice of receipt of such order, subpoena or inquiry shall promptly be delivered to Spada and HEMG, so that they will have the opportunity to assert what rights it has to non-disclosure prior to any response to the order, subpoena or inquiry as of the date of the signing of this agreement. In furtherance of this, Aspen may in the future communicate  anything it has disclosed in reports it has filed with the Securities and Exchange Commission.

5.           The University is claiming that in 2010 HEMG and/or the University sold 131,500 shares of the University’s common stock (giving effect to the agreed upon adjustments) at a time when the University did not have authorized capital so that the shares should have been but were not deducted from HEMG’s common stock.  Additionally, Ted Gencarelli did not get the 11,000 share stock dividend since his ownership of 10,000 shares did not show on the shareholder list of the University and HEMG did not cancel 10,000 shares due to a clerical error. HEMG agrees to not sell, pledge or otherwise transfer 142,500 shares of common stock pending resolution of this dispute.

6.           HEMG owes the University $772,793.  In consideration of HEMG and Spada entering into this letter agreement, Aspen shall cause the University to extend the due daate to September 30, 2014 and waive any default which has previously arisen.  The 654,850 shares of Aspen common stock pledged by HEMG continue to be pledged to secure performance of the obligation to pay $772,793.

This Agreement is effective as of April 4, 2012.  If either party breaches the terms of this Agreement, that causes harm to the other party, the offended party has the right to terminate this Agreement.

If the foregoing is acceptable to you, please sign in the place indicated below and return an executed copy to us.

SIGNATURE PAGE TO FOLLOW

Mr. Patrick Spada
Mr. Kenneth Mathieson
April 4, 2012

Sincerely,

/s/ Michael Mathews

Michael Mathews,
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Patrick Spada
PATRICK SPADA

HIGHER EDUCATION MANAGEMENT GROUP, INC.

By:	/s/ Patrick Spada
Patrick Spada, President

/s/ Kenneth Mathieson
KENNETH MATHIESON